UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2024

APPLIED THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38898	81-3405262
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

545 Fifth Avenue, Suite 1400 New York, NY 10017	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 220-9226

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APLT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2024, the Board of Directors (the “Board”) of Applied Therapeutics, Inc. (the “Company”) appointed Dale Hooks as the Company’s Chief Commercial Officer, effective as of April 12, 2024, to replace Adam Hansard, whose employment terminated on April 12, 2024.

Mr. Hooks, 57 years old, has overseen over 20 new product launches in his career with over 30 years of industry experience. Most recently, he served as Vice President, Global Commercial Operations at Reata Pharmaceuticals, Inc. from 2019 until its acquisition by Biogen Inc. in 2023, where he led the launch of Skyclarys®, developing U.S. and ex-U.S. sales and commercialization strategies and overseeing early access programs. Previously, Mr. Hooks served in several commercial roles of increasing responsibility at Genentech, most recently as Franchise Head, Oncology. During his tenure at Genentech, he launched several new products and built multiple commercial franchises up to support new approvals. Mr. Hooks has also held leadership and commercial roles at Galderma Laboratories, Novartis Pharmaceuticals, and Glaxo Wellcome, now part of GSK. Mr. Hooks received a B.B.A. degree from Stephen F. Austin University and an M.B.A. from the University of North Carolina at Chapel Hill.

On April 9, 2024, the Company entered into an employment letter with Mr. Hooks, effective April 12, 2024, pursuant to which he will receive an annual base salary of $525,000 and an annual cash performance bonus with a target amount equal to 40% of his base salary (pro-rated for the 2024 calendar year). The employment letter further provides that Mr. Hooks will be eligible to receive certain severance payments and benefits upon a termination of his employment by the Company without “cause” (including as a result of death or disability) or in the event he resigns with “good reason” (as each such term is defined in the employment letter), in each case, subject to his execution of a release of claims in favor of the Company. The severance payments and benefits consist of (i) 12 months of base salary continuation, (ii) continued payment for the cost of health care coverage for up to 12 months, (iii) a lump sum payment equal to his target annual cash performance bonus for the year in which termination occurs and (iv) accelerated vesting of any then-unvested Company common stock subject to any outstanding equity awards.

Pursuant to the terms of his employment letter, and with the approval of the Board, the Company granted Mr. Hooks an award of restricted stock units relating to 300,000 shares of the Company’s common stock (the “Sign-On RSUs”). The offer letter provides that 25% of the Sign-On RSUs will vest on the first anniversary of the grant date and the remaining 75% of the Sign-On RSUs will vest in equal monthly installments over the following three years, subject in each case to Mr. Hooks’ continued active employment with the Company through each applicable vesting date.

As required pursuant to his employment letter, Mr. Hooks executed a copy of the Company’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement in connection with his commencement of employment with the Company. In addition, on April 12, 2024, the Company entered into a customary indemnification agreement with Mr. Hooks. There are no family relationships between Mr. Hooks and any director or executive officer of the Company. There are no related party transactions between Mr. Hooks and the Company.

In addition, on April 13, 2024, the Company entered into a separation agreement and release of claims with Mr. Hansard, effective April 12, 2024, pursuant to which he will receive the payments and benefits set forth in his offer letter with the Company in connection with his termination of employment, consisting of (i) continued payment of his base salary for nine months, (ii) a lump sum pro-rated cash bonus for 2024 and (iii) COBRA payments for up to nine months. Mr. Hansard will continue to be subject to all of the terms and conditions of his existing Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement.

The foregoing description of the terms of the employment letter with Mr. Hooks and the separation agreement and general release with Mr. Hansard is a summary of certain terms only and is qualified in its entirety by the full text of (i) the employment letter filed as Exhibit 10.1 hereto (ii) the separation agreement and general release filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits are attached with this current report on Form 8-K:

Exhibit No.	Description

10.1	Employment letter, by and between Applied Therapeutics, Inc. and Dale Hooks, dated April 9, 2024.
10.2	Separation agreement and general release, by and between Applied Therapeutics, Inc. and Adam Hansard.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED THERAPEUTICS, INC.

Dated: April 15, 2024	By:	/s/ Shoshana Shendelman
	Name:	Shoshana Shendelman
	Title:	President and Chief Executive Officer